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                                                                    EXHIBIT 23.1

September 25, 1995



Forstmann & Company, Inc.
1155 Avenue of the Americas
New York, NY 10036

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Forstmann & Company, Inc. for the periods ended July 30, 1995 and July 31, 1994, as indicated in our report dated September 25, 1995 (which included an explanatory paragraph concerning the Company's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended July 30, 1995, is incorporated by reference in Registration Statement No. 33-57643 on Form S-8 and Registration Statement No. 33-56367 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(C) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP